VANECK FUNDS AMENDMENT NO. 43 TO THE AMENDED AND RESTATED MASTER TRUST AGREEMENT Amendment No. 43 (the “Amendment”) to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the “Agreement”), of VanEck Funds (the “Trust”), made at New York, New York, this 9th day of October, 2026. WITNESSETH: WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the “Trustees”); WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub- Trusts of the Trust and classes thereof; WHEREAS, on June 23, 2026, a majority of the Trustees voted to establish two new Sub-Trusts of the Trust, designated as VanEck Wealth Builder ETF and VanEck Pivotal Trends ETF; WHEREAS, on June 23, 2026, a majority of the Trustees voted to convert all Class C shares of the International Investors Gold Fund (the "Fund") into Class A shares of the Fund effective on or about September 25, 2026; WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts; and WHEREAS, such amendment shall become effective as of 12:01 a.m. ET on October 9, 2026. NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows: “Section 4.2. Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following ten Sub-Trusts: Emerging Markets Fund (Class A, Class I, Class T, Class Y and Class Z), Global Resources Fund (Class A, Class I, Class Y and Class T), International Investors Gold Fund (Class A, Class I, Class Y and Class T), CM Commodity Index Fund (Class A, Class I, Class Y and Class T), Emerging Markets Bond Fund (Class A, Class I, Class Y and Class T), VanEck Morningstar Wide Moat Fund (Class A, Class I and Class Z), VanEck China Fund (Class A, Class I, Class Y and Class Z), VanEck Emerging Markets ex-China Fund (Class A, Class I, Class Y and Class Z), Onchain Economy ETF, VanEck Emerging Markets Bond ETF, VanEck India Select ETF, VanEck Wealth Builder ETF and VanEck Pivotal Trends ETF. Shares of each such Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall, unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same, have the same relative rights and preferences.” The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement. [SIGNATURE PAGE FOLLOWS]